The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-132993

SUBJECT TO COMPLETION, DATED MARCH 26, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 19, 2007)

The Korea Development Bank

US$            ,000,000 Floating Rate Notes due 2010

€            ,000,000 Floating Rate Notes due 2014

The US$            ,000,000 aggregate principal amount of floating rate notes due 2010 will mature on April             , 2010 and the €            ,000,000 aggregate principal amount of floating rate notes due 2014 will mature on April             , 2014. The U.S. dollar-denominated Notes will bear interest at a rate equal to Three-Month USD LIBOR (as defined herein) plus             % per annum. Interest on the U.S. dollar-denominated Notes is payable quarterly in arrears on April             , July             , October              and January              of each year, beginning on July             , 2007. The Euro-denominated Notes will bear interest at a rate equal to Three-Month EURIBOR (as defined herein) plus             % per annum. Interest on the Euro-denominated Notes is payable quarterly in arrears on April             , July             , October              and January              of each year, beginning on July             , 2007. See “Description of the Notes—Payment of Principal and Interest”.

The U.S. dollar-denominated Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof and the Euro-denominated Notes will be issued in minimum denominations of €50,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary, and the Euro-denominated Notes will be represented by one or more global notes registered in the name of a nominee of the common depositary for Euroclear Bank S.A./N.A. and Clearstream Banking, société anonyme.

Neither the United States Securities and Exchange Commission nor any State securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	U.S. dollar-denominated Notes		Euro-denominated Notes
	Per Note	Total	Per Note	Total
Public Offering Price	%	$	%	€
Underwriting Discounts	%	$	%	€
Proceeds To Us (before deduction of expenses)%		$	%	€

In addition to the public offering price, you will have to pay for accrued interest, if any, from and including April             , 2007.

We have received approval in-principle for the listing of the Notes on the Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any statements made or, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes. Currently, there is no public market for the Notes.

The underwriters expect to deliver the U.S. dollar-denominated Notes to investors only through the book-entry facilities of DTC and the Euro-denominated Notes to investors only through the book-entry facilities of Euroclear Bank S.A./N.A. and Clearstream Banking, société anonyme, in each case on or about April             , 2007.

Joint Lead Managers and Bookrunners

ABN AMRO	JPMorgan	Merrill Lynch & Co.	UBS Investment Bank

Prospectus Supplement Dated March             , 2007

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Certain Defined Terms

All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean the Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

Unless otherwise indicated, all references to “Euro-denominated Notes” contained in this prospectus supplement are to the €        ,000,000 aggregate principal amount of floating rate notes due 2014 and all references to “U.S. dollar-denominated Notes” are to the US$        ,000,000 aggregate principal amount of floating rate notes due 2010. Unless otherwise indicated, all references to the “Notes” are to the Euro-denominated Notes and the U.S. dollar-denominated Notes, collectively.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

Additional Information

The information in this prospectus supplement is in addition to the information contained in our accompanying prospectus dated March 19, 2007. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-132993, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of our business or the Notes.

Not an Offer if Prohibited by Law

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and it is prohibited to use them to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions” on page S-20.

Information Presented Accurate as of Date of Document

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. This prospectus supplement and the accompanying prospectus may only be used for the purposes for which they have been published. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$            ,000,000 aggregate principal amount of floating rate notes due 2010 and €      ,000,000 aggregate principal amount of floating rate notes due 2014.

The U.S. dollar-denominated Notes will bear interest for each U.S. Interest Period (as defined herein) at a rate equal to Three-Month USD LIBOR plus             % per annum, payable quarterly in arrears on April             , July             , October              and January              of each year, beginning on July             , 2007. Interest on the U.S. dollar-denominated Notes will accrue from April             , 2007 and will be computed on the basis of the actual number of days elapsed divided by 360.

The Euro-denominated Notes will bear interest for each Euro Interest Period (as defined herein) at a rate equal to Three-Month EURIBOR plus             % per annum, payable quarterly in arrears on April             , July             , October              and January              of each year, beginning on July             , 2007. Interest on the Euro-denominated Notes will accrue from April             , 2007 and will be computed on the basis of the actual number of days elapsed divided by 360. See “Description of the Notes—Payment of Principal and Interest”.

The U.S. dollar-denominated Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof and the Euro-denominated Notes will be issued in minimum denominations of €50,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be represented by one or more global securities registered in the name of a nominee of DTC, as depositary, and the Euro-denominated Notes will be represented by one or more global notes registered in the name of a nominee of the common depositary for Euroclear Bank S.A./N.A. and Clearstream Banking, société anonyme.

We do not have any right to redeem the Notes prior to maturity.

Listing

We have received approval in-principle for the listing of the Notes on the SGX-ST. We cannot give assurance that the application to the SGX-ST for the Notes will be approved. Settlement of the Notes is not conditioned on obtaining the listing. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 and €200,000 in respect of the U.S. dollar-denominated Notes and the Euro-denominated Notes, respectively, for so long as the Notes are listed on the SGX-ST.

Form and settlement

We will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC, as depositary. We will issue the Euro-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear Bank S.A./N.A., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear or Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the Euro-denominated Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. Any secondary market trading of book-entry interests in the Euro-denominated Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream”.

Further Issues

We may from time to time, without the consent of the holders of the U.S. dollar-denominated Notes or the Euro-denominated Notes, as the case may be, create and issue additional debt securities with the same terms and conditions as the relevant Notes in all respects so that such further issue shall be consolidated and form a single series with the relevant Notes.

We may offer additional debt securities with original issue discount (“OID”) for U.S. federal income tax purposes as part of a further issue. Purchasers of debt securities, after the date of any further issue may not be able to differentiate between debt securities sold as part of the further issue and previously issued debt securities of the same series. If we were to issue further debt securities with OID, purchasers of debt securities after such further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their debt securities. This may affect the price of outstanding debt securities following a further issue. Purchasers are advised to consult legal counsel with respect to the implications of any future decision by us to undertake a further issue of debt securities with OID.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about April             , 2007, which will be the fifth business day following the date of this prospectus supplement, referred to as “T+5”. You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes”.

USE OF PROCEEDS

The net proceeds from the issue of the Notes, after deducting the underwriting discount but not estimated expenses, will be approximately US$                        and €                        . We will use the net proceeds from the sale of the Notes for our general operations, including repayment of our maturing debt and other obligations.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global notes before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-132993.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended as of June 25, 2004, between us and The Bank of New York, as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

U.S. dollar-denominated Notes

The U.S. dollar-denominated Notes are initially limited to US$            ,000,000 aggregate principal amount and will mature on April             , 2010 (the “U.S. Maturity Date”). The U.S. dollar-denominated Notes will bear interest for each U.S. Interest Period (as defined below) at a rate equal to Three-Month USD LIBOR plus             % per annum, payable quarterly in arrears on April             , July             , October              and January              of each year (each a “U.S. Interest Payment Date”), beginning on July             , 2007. Interest on the U.S. dollar-denominated Notes will accrue from April             , 2007. If any U.S. Interest Payment Date or the U.S. Maturity Date falls on a day that is not a business day (as defined below), that U.S. Interest Payment Date or the U.S. Maturity Date will be postponed to the following day that is a business day, except that if such next business day is in the next calendar month, then that U.S. Interest Payment Date or the U.S. Maturity Date will be the immediately preceding day that is a business day. The term “business day” relating to the U.S. dollar denominated Notes means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York and Seoul are authorized or required by law or executive order to remain closed.

We will pay interest to the person who is registered as the owner of a U.S. dollar-denominated Note at the close of business on the fifteenth day (whether or not a business day) preceding such U.S. Interest Payment Date. Interest on the U.S. dollar-denominated Notes will be computed on the basis of the actual number of days elapsed divided by 360. We will make principal and interest payments on the U.S. dollar-denominated Notes in immediately available funds in U.S. dollars.

The term “Three-Month USD LIBOR” means, with respect to any U.S. Interest Determination Date:

(a) the rate for three-month deposits in United States dollars commencing on the second London banking day (as described below) succeeding the U.S. Interest Determination Date, that appears on the Telerate Page 3750 (as described below) as of 11:00 a.m. London time, on the U.S. Interest Determination Date; or

(b) if no rate appears on the particular U.S. Interest Determination Date on the Telerate Page 3750, the rate calculated by the Calculation Agent (as described below) as the arithmetic mean of at least two offered quotations obtained by the Calculation Agent after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation for deposits in United States dollar for the period of three months, commencing on the second London banking day succeeding the U.S. Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that U.S. Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c) if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the Calculation Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on the particular U.S. Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in United States dollars to leading European banks for a period of three months commencing on the second London banking day succeeding the U.S. Interest Determination Date, and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (c), Three-Month USD LIBOR in effect immediately prior to the particular U.S. Interest Determination Date.

“Telerate Page 3750” means the display on Telerate (or any successor service) on such page (or any other page as may replace such page on such service) or such other service or services as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London banking day” means a day on which commercial banks are open for business, including dealing in United States dollars, in London, England.

“U.S. Interest Determination Date” for any U.S. Interest Period will be the second London banking day preceding the first day of such U.S. Interest Period.

“U.S. Interest Period” refers to the period from and including April             , 2007 to but excluding the first U.S. Interest Payment Date and each successive period from and including a U.S. Interest Payment Date to but excluding the next U.S. Interest Payment Date.

The Bank of New York, acting through its London office, will serve as the “Calculation Agent” for the U.S. dollar-denominated Notes. In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month USD LIBOR and its calculation of the applicable interest rate for each U.S. Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding U.S. Interest Periods by delivery of such notice through such medium as is available to participants in DTC, Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the U.S. dollar-denominated Notes are held in global form. In the event that the U.S. dollar-denominated Notes are held in certificated form, the interest rates for current and preceding U.S. Interest Periods will be published in the manner described below under “—Notices.” We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any U.S. Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

Euro-denominated Notes

The Euro-denominated Notes are initially limited to €        ,000,000 aggregate principal amount and will mature on April             , 2014 (the “Euro Maturity Date”). The Euro-denominated Notes will bear interest for each Euro Interest Period (as defined below) at a rate equal to Three-Month EURIBOR plus         % per annum, payable quarterly in arrears on April         , July         , October          and January          of each year (each a “Euro Interest Payment Date”), beginning on July         , 2007. Interest on the Euro-denominated Notes will accrue from April         , 2007. If any Euro Interest Payment Date or the Euro Maturity Date would fall on a day that is not a business day, that Euro Interest Payment Date or the Euro Maturity Date will be postponed to the following day that is a business day, except that if such next business day is in the next calendar month, then that Euro Interest Payment Date or the Euro Maturity Date will be the immediately preceding day that is a business day. The term

“business day” relating to the Euro-denominated Notes means a day which is both a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposit) in London, Seoul and a TARGET Settlement Day (as defined below).

We will pay interest to the person who is registered as the owner of a Euro-denominated Note at the close of business on the fifteenth day (whether or not a business day) preceding such Euro Interest Payment Date. Interest on the Euro-denominated Notes will be computed on the basis of the actual number of days in the applicable Interest Period (as defined herein) divided by 360 and rounding the resultant figure to the nearest cent (half a cent being rounded upwards). We will make principal and interest payments on the Euro-denominated Notes by credit or transfer to a Euro account (or any other account to which Euros may be credited or transferred) specified by the payee. If payments cannot be effected by electronic credit or transfer, then payments will be made by eurocheque.

The term “Three-Month EURIBOR” means, with respect to any Euro Interest Determination Date (as defined below):

(a)	the rate for three-month deposits in Euros which appears on the display page designated 248 on the Moneyline Telerate Service (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying comparable rates) as determined by the Calculation Agent, as at 11:00 A.M. (Brussels time) on the second TARGET Settlement Day (as defined below) preceding the first day of such Euro Interest Period (the “Euro Interest Determination Date”);

(b)	if the Three-Month EURIBOR cannot be determined in this manner, the Calculation Agent will (i) request the principal Euro-zone (as defined below) office of each of four major banks engaged in the Euro-zone interbank market selected by the Calculation Agent to provide its offered quotation to prime banks in the Euro-zone interbank market for three-month deposits in Euros as at or about 11:00 A.M (Brussels time) on the relevant Euro Interest Determination Date and in an amount that is representative for a single transaction in that market at that time and (ii) determine the Three-Month EURIBOR as the arithmetic mean of the quotations provided in response to such requests;

(c)	if fewer than two such quotations are provided as requested, the Calculation Agent will determine the Three-Month EURIBOR as the arithmetic mean of the rates quoted by at least two major banks in the Euro-zone interbank market selected by the Calculation Agent, at approximately 11:00 A.M. (Brussels time) on the first day of the relevant Euro Interest Period for three-month loans in Euros to leading European banks in an amount that is representative for a single transaction in that market at that time; and

(d)	if the Calculation Agent is unable to determine the Three-Month EURIBOR as described above in relation to any Euro Interest Period, the Three-Month EURIBOR will be the rate determined by the Calculation Agent in respect of the preceding Euro Interest Period.

In determining the Three-Month EURIBOR, any arithmetic mean determined in accordance with the foregoing shall be rounded, if necessary, to the fifth decimal place with 0.000005 being rounded upward. The Calculation Agent’s determination of any interest rate and its calculation of interest for any interest period will be final and binding in the absence of willful default, bad faith or manifest error.

“Euro Interest Period” refers to the period from and including April         , 2007 to but excluding the first Euro Interest Payment Date and each successive period from and including a Euro Interest Payment Date to but excluding the next Euro Interest Payment Date.

“Euro-zone” means the region comprising from time to time Member States of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union.

“TARGET Settlement Day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (including any successor thereto) is operating.

The Bank of New York, acting through its London office, will serve as the “Calculation Agent” for the Euro Notes. In the absence of willful default, bad faith or manifest error, the Calculation Agent’s determination of Three-Month EURIBOR and its calculation of the applicable interest rate for each Euro Interest Period will be final and binding. The Calculation Agent will make available the interest rates for current and preceding Euro Interest Periods by delivery of such notice through such medium as is available to participants in Euroclear and Clearstream, or any successor thereof, and in accordance with such applicable rules and procedures as long as the Euro-denominated Notes are held in global form. In the event that the Euro-denominated Notes are held in certificated form, the interest rates for current and preceding Euro Interest Periods will be published in the manner described below under “—Notices.” We have the right to replace the Calculation Agent with the London office of another leading commercial bank or investment bank in New York or London. If the appointed Calculation Agent is unable or unwilling to continue to act as the Calculation Agent or fails to determine the interest rate for any Euro Interest Period, we have a duty to appoint the London office of such other leading commercial bank or investment bank in New York or London as may be approved in writing by the fiscal agent.

Denomination

The U.S. dollar-denominated Notes will be issued in minimum denominations of US$100,000 principal amount and integral multiples of US$1,000 in excess thereof and the Euro-denominated Notes will be issued in minimum denominations of €50,000 principal amount and integral multiples of €1,000 in excess thereof. The U.S. dollar-denominated Notes will be represented by one or more global securities registered in the name of a nominee of DTC, as depositary, and the Euro-denominated Notes will be represented by one or more global notes registered in the name of a nominee of the common depositary for Euroclear Bank S.A./N.A. and Clearstream Banking, société anonyme.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

Form and Registration

We will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC, as depositary. We will issue the Euro-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of, and deposited with the common depositary for, Euroclear and Clearstream. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, Euroclear or Clearstream, as the case may be, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the U.S. dollar-denominated Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Ownership of beneficial interests in the Euro-denominated Notes will be limited to persons who are participants in Euroclear and Clearstream and persons who hold interests through such participants. Any secondary market trading of book-entry interests in the U.S. dollar-denominated Notes will take place through DTC participants, including Euroclear and Clearstream. Any secondary market trading of book-entry interests in the Euro-denominated Notes will take place through Euroclear and Clearstream participants. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream”.

The fiscal agent will not charge you any fees for the Notes, other than fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing the Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

All notices regarding the Notes will be published in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers Inc.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the U.S. dollar-denominated Notes through DTC, Euroclear and Clearstream

We will issue the U.S. dollar-denominated Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the global notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the U.S. dollar-denominated Notes, initially Cede & Co., as the absolute owner of the U.S. dollar-denominated Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the U.S. dollar-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the U.S. dollar-denominated Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of the U.S. dollar-denominated Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the U.S. dollar-denominated Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the U.S. dollar-denominated Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the U.S. dollar-denominated Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Ownership of the Euro-denominated Notes through Euroclear and Clearstream

We will issue the Euro-denominated Notes in the form of one or more fully registered global notes which will be deposited with the common depositary for, and registered in the name of a nominee of, Euroclear and Clearstream. Beneficial interests in the Euro-denominated Notes can only be held in the form of book-entry interests through Euroclear/Clearstream participants in such systems, or indirectly through organizations that are Euroclear/Clearstream participants in such systems.

We and the fiscal agent generally will treat the registered holder of the Euro-denominated Notes, initially The Bank of New York, as the absolute owner of the Euro-denominated Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Euro-denominated Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Euro-denominated Notes, including Euroclear, Clearstream and their respective Euroclear/Clearstream participants, to exercise any of the rights granted to holders of Euro-denominated Notes.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the U.S. dollar-denominated Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the U.S. dollar-denominated Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the U.S. dollar-denominated Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account, and the U.S. dollar-denominated Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the U.S. dollar-denominated Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the U.S. dollar-denominated Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the U.S. dollar-denominated Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the U.S. dollar-denominated Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the U.S. dollar-denominated Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the U.S. dollar-denominated Notes were credited to the participant’s account. However, interest on the U.S. dollar-denominated Notes would accrue from the value date. Therefore, in many cases the interest income on the U.S. dollar-denominated Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the U.S. dollar-denominated Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase the U.S. dollar-denominated Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the U.S. dollar-denominated Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the U.S. dollar-denominated Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer the U.S. dollar-denominated Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the U.S. dollar-denominated Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back- valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the U.S. dollar-denominated Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the U.S. dollar-denominated Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the U.S. dollar-denominated Notes, but funds movement will take place separately.

UNITED STATES TAX CONSIDERATIONS

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and certain underwriters named below (the “U.S. Underwriters”) have entered into a Terms Agreement dated March             , 2007 with respect to the U.S. dollar-denominated Notes (the “U.S. Terms Agreement”). We and certain other underwriters named below (the “Euro Underwriters”, together with the U.S. Underwriters, the “Underwriters”) have entered into a Terms Agreement dated March             , 2007 with respect to the Euro-denominated Notes (the “Euro Terms Agreement”, together with the U.S. Terms Agreement, the “Terms Agreements”). The Terms Agreements each respectively relate to the Underwriting Agreement—Standard Terms (together with the Terms Agreements, the “Underwriting Agreements”) filed as an exhibit to the registration statement. ABN AMRO Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS AG are acting as representatives of the U.S. Underwriters and ABN AMRO Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS AG are acting as representatives of the Euro Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreements, we have agreed to sell to each of the Underwriters, severally, and each of the Underwriters has severally agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Names and addresses of U.S. Underwriters	Principal Amount of the U.S. dollar-denominated Notes
ABN AMRO Inc. Park Avenue Plaza 55 E. 52nd Street 6th Floor New York, New York 10055		US$

J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017

Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center 250 Vesey Street New York, New York 10080

UBS AG 52/F Two International Finance Center 8 Finance Street Central, Hong Kong

Total	US$	,000,000

Names and addresses of Euro Underwriters	Principal Amount of the Euro-denominated Notes
ABN AMRO Inc. Park Avenue Plaza 55 E. 52nd Street 6th Floor New York, New York 10055		€

J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017

Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center 250 Vesey Street New York, New York 10080

UBS AG 52/F Two International Finance Center 8 Finance Street Central, Hong Kong

Total	€	,000,000

Under the terms and conditions of the Underwriting Agreements, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are new classes of securities with no established trading market. We have received approval in-principle for listing of, and permission to deal in, the Notes on the SGX-ST. There can be no assurance that such listing will be obtained. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

The amount of net proceeds is approximately US$                         and €                         after deducting the underwriting discounts but not estimated expenses. We have agreed to reimburse the Underwriters for certain of their out-of-pocket expenses incurred in connection with the offering of the Notes. Our expenses associated with this offering (including the reimbursement amount) are estimated to be approximately US$                        .

In the ordinary course of their respective businesses, some of the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions and other related services with us and our affiliates for which the Underwriters and/or their affiliates have received or may receive customary fees and reimbursement of out-of-pocket expenses.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about April             , 2007, which we expect will be the fifth business day following the date of this prospectus supplement. Under

Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has represented and agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions that:

Korea

(i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea, or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, and (ii) any securities dealer to whom the Underwriters may sell the Notes will agree that it will not offer any Notes, directly or indirectly, in Korea, or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any other dealer who does not so represent and agree.

United Kingdom

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us, and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

European Economic Area

in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net Revenue of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Japan

the Notes have not been and will not be registered under the Securities and Exchange Law of Japan; it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan, and (ii) in compliance with the other relevant laws of Japan.

Hong Kong

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

has not issued, or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made thereunder.

Singapore

this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore)(the “SFA”). Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Each Underwriter further has severally represented and agreed to notify (whether through the distribution of this prospectus supplement and the accompanying prospectus or otherwise) each of the following relevant persons specified in Section 275 of the SFA which has subscribed or purchased Notes from or through that Underwriter, namely a person which is:

(a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except:

(1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA;

(2) where no consideration is given for the transfer; or

(3) by operation of law.

Price Stabilization and Short Position

In connection with this offering, ABN AMRO Inc. (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Yulchon, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell may rely as to matters of Korean law upon the opinion of Yulchon and Yulchon may rely as to matters of New York law upon the opinion of Cleary Gottlieb Steen & Hamilton LLP.

GENERAL INFORMATION

We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 16-3, Youido-dong, Yongdeungpo-gu, Seoul 150-973, The Republic of Korea. Our authorized share capital is (Won)10,000 billion. As of December 31, 2006, our paid-in capital, which was fully subscribed to by the Government of Korea, was (Won)8,241.9 billion.

Our Board of Directors can be reached at the address of our registered office: c/o 16-3, Youido-dong, Yongdeungpo-gu, Seoul 150-973, The Republic of Korea.

The issue of the Notes has been authorized by a resolution of our Board of Directors passed on November 30, 2006, and a decision of our Governor dated February 26, 2007. On February 26, 2007, we filed our report on the proposed issuance of the Notes with the Ministry of Finance and Economy of Korea.

Except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2005, there has been no material adverse change in our financial condition. In addition, except as disclosed in this prospectus supplement and the accompanying prospectus, since December 31, 2006, there has been no material adverse change in our capitalization as described in the table appearing on page 5 of the accompanying prospectus which is material in the context of the issue of the Notes.

We are not involved in any litigation, arbitration or administrative proceedings that are material in the context of the issue of the Notes and are not aware of any such litigation, arbitration or administrative proceedings whether pending or threatened.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, USA.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	Common Code	ISIN	CUSIP
Euro-denominated Notes			N/A
U.S. dollar-denominated Notes

HEAD OFFICE OF THE BANK

16-3, Youido-dong,

Yongdeungpo-gu, Seoul 150-973

The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York

101 Barclay Street, 21st Floor West

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Yulchon	Cleary Gottlieb Steen & Hamilton LLP
12th Floor, Textile Center 944-31 Daechi-dong Gangnam-gu, Seoul 135-713 The Republic of Korea	39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell

18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

Samil PricewaterhouseCoopers

Hanil Group Building

191, Hankang-ro, 2-ka

Yongsan-gu, Seoul 140-172

The Republic of Korea

SINGAPORE LISTING AGENT

Allen & Overy Shook Lin & Bok

1 Robinson Road

#18-00 AIA Tower

Singapore 048542